EXHIBIT 22.3



CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-115760 of ML JWH Strategic Allocation Fund L.P. on Form S-1 of our report dated February 27, 2006, relating to the consolidated balance sheet as of December 30, 2005 of Merrill Lynch Alternative Investments LLC, appearing in the Disclosure Document, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
April 5, 2006